EXHIBIT 3.1(c)

EVOLVING SYSTEMS, INC.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Evolving Systems, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:        That the original Certificate of Designation of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) was originally filed with the Secretary of State of Delaware on November 1, 2004, with an amendment thereto being filed on February 7, 2005 (as amended, the “Certificate of Designation”).

SECOND:                                        That the Board of Directors of the Corporation, by unanimous written consent executed as of November 14, 2005, duly adopted a resolution authorizing and directing that the Certificate of Designation be amended, and declaring said amendments to be advisable, which resolutions are as follows:

RESOLVED, that Section 6 of the Certificate of Designation be amended to add the following definitions in the appropriate alphabetical order:

“Credit Facility” shall mean, collectively, (a) that certain Credit Agreement dated November 14, 2005 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, from time to time) by and among (i) the Corporation (ii) Telecom Software Enterprises, LLC, a Colorado limited liability company, (iii) Evolving Systems Holdings, Inc., a Delaware corporation, (iv) CapitalSource Finance LLC, a Delaware limited liability company (in its individual capacity, “CapitalSource”), as administrative and payment agent for the lenders thereto (CapitalSource, in such capacity, the “Credit Facility Agent”) and (v) the lenders party thereto from time to time; and (b) that certain Revolving Facility Agreement dated November 14, 2005 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, from time to time) by and among the credit parties named therein, the Credit Facility Agent, CSE Finance, Inc., as revolving lender and the other lenders from time to time a party thereto.

“Credit Facility Agent” shall have the meaning set forth in the definition of Credit Facility.

“Credit Facility Pledge Agreement” shall have the meaning set forth in the definition of Credit Facility Termination Date.

“Credit Facility Security Document” shall have the meaning set forth in the definition of Credit Facility Termination Date.

“Credit Facility Termination Date” shall mean the date that the loan documents issued in connection with the Credit Facility are terminated, including, without limitation, the any related pledge agreement (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, from time to time, the “Credit Facility Pledge Agreement”) and any related security document or agreement (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, from time to time, the “Credit Facility Security Document”).

RESOLVED FURTHER, that a new Section 14 be added to the Certificate of Designation to read as follows:

14.                                 Restrictions Related to Credit Facility.  Each holder of Series B Preferred Stock acknowledges, ratifies and confirms that until the Credit Facility Termination Date, and notwithstanding anything to the contrary, each such holder of Series B Preferred Stock agrees not to seek to restrain, challenge, contest, assert a defense to, delay, impair, or otherwise prevent or impede the exercise by the Credit Facility Agent of its rights and remedies under any Pledge Agreement or other Security Document.

THIRD:     That the holders representing 100% of the issued and outstanding shares of Series B Preferred Stock of the Corporation approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. Accordingly, said proposed amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Designation to be executed as of November 14, 2005.

EVOLVING SYSTEMS, INC.

By:	/s/Anita T. Moseley
Anita T. Moseley
Sr. Vice President, General Counsel & Secretary